SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                         ______________________________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported):
                               September 25, 2001

                             INSIGHTFUL CORPORATION
             (Exact name of Registrant as specified in its charter)



              Delaware                02-020992              04-2842217
              --------                ---------              ----------
    (State or other jurisdiction     (Commission           (IRS Employer
          of Incorporation)          File number)        Identification No.)


        1700 Westlake Ave N. #500
           Seattle, Washington                         98109-3044
           -------------------                         ----------
          (Address of principal                        (Zip Code)
            executive offices)

                                 (206) 283-8802
                                 --------------
               Registrant's telephone number, including area code

                                      N/A
                        ---------------------------------
           Former name or former address, if changed since last report



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Item  2.  Acquisition  or  Disposition  of  Assets
--------------------------------------------------


On September 25, 2001, Insightful Corporation acquired Predict AG, a corporation formed under the laws of Switzerland, pursuant to a share purchase agreement dated as of September 12, 2001, by and among Insightful Corporation and the shareholders of Predict. Predict, a privately held company established in 1998, is a provider of business analytic solutions in Switzerland. The acquisition provides Insightful with a European professional services headquarters consisting of a multi-lingual team of business and technical professionals knowledgeable in analytic customer relationship management, business intelligence, data mining, data warehousing, predictive modeling and statistical analysis.

Under the terms of the share purchase agreement, Insightful acquired 100% of the outstanding stock of Predict for approximately $1.5 million in cash and 300,000 shares of common stock, valued at approximately $702,000 based on the closing price of Insightful common stock on the day before the closing of the transaction. Insightful expects to account for the transaction using the purchase method of accounting. The shares of Insightful common stock issued in the transaction initially will be restricted from transfer as a result of securities laws and agreements with the holders. One third of the shares will become eligible for resale in the public market on each of the next three anniversaries of the closing of the transaction.

The Predict shareholders have agreed to indemnify and hold Insightful and each of its officers, directors and affiliates harmless from and against, among other things, any damages Insightful suffers from (a) any inaccuracy or misrepresentation in the representations and warranties made by Predict and the Predict shareholders in the share purchase agreement or any related agreements and (b) any failure by Predict or its shareholders to perform or comply with any covenant or requirement in the share purchase agreement or related agreements. A total of 127,655 shares of Insightful common stock issued in connection with the purchase have been pledged to Insightful and $100,998 in cash has been deposited in escrow for a term of one year to secure these indemnification obligations.

In connection with the share purchase, Insightful entered into a pledge agreement with Patrick Schunemann, the chief executive officer of Predict. Mr. Schunemann will become the vice president and general manager of European operations for Insightful. Under the pledge agreement, 115,810 shares of Insightful common stock otherwise issuable to Mr. Schunemann under the share purchase agreement will be held by Insightful and will be subject to forfeiture in the event that Mr. Schunemann's employment is terminated for cause or if he resigns. One half of these shares will be released, and will no longer be subject to forfeiture, on September 25, 2003 and the remainder will be released, and will no longer be subject to forfeiture, on September 25, 2004. Insightful entered into similar pledge agreements with other nonofficer employees with respect to 69,200 Insightful shares issued in the transaction.

Copies of the share purchase agreement and the pledge agreement with Mr. Schunemann are filed as exhibits to this report and are incorporated into this report by reference. This summary of the provisions of these agreements is not complete, and you should refer to the exhibits for copies of the actual agreements.


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Item  7.  Financial  Statements,  Pro  Forma  Financial Information and Exhibits
--------------------------------------------------------------------------------

     (a)    Financial Statements of Business Acquired

The required financial statements with respect to Predict are not available as of the date of this Current Report on Form 8-K. In accordance with paragraph 4 of Item 7(a) of Form 8-K, the financial statements will be filed by amendment as soon as practicable and no later than 60 days from the date on which this Form 8-K must be filed.

     (b)    Pro  Forma  Financial  Information

The required pro forma financial statements with respect to Predict and Insightful are not available as of the date of this Current Report on Form 8-K. In accordance with paragraph 4 of Item 7(a) of Form 8-K, the pro forma financial statements will be filed by amendment as soon as practicable and no later than 60 days from the date on which this Form 8-K must be filed.

     (c)    Exhibits

Exhibit No.     Exhibit

2.1 Share Purchase Agreement dated as of September 12, 2001, by and among Insightful Corporation and the shareholders of Predict AG (including Addendum No. 1 and Addendum No. 2)

10.1 Pledge Agreement dated as of September 12, 2001, by and between Insightful Corporation and Patrick Schunemann



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                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             INSIGHTFUL  CORPORATION

October 9, 2001              By:  /s/  Sarwat H. Ramadan
                                -----------------------------------------
                                Sarwat  H.  Ramadan
                                Vice President, Finance & Administration,
                                Chief Financial Officer, Treasurer and Secretary




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                                  EXHIBIT INDEX
                                  -------------



Exhibit No.     Exhibit

2.1 Share Purchase Agreement dated as of September 12, 2001, by and among Insightful Corporation and the shareholders of Predict AG (including Addendum No. 1 and Addendum No. 2)

10.1 Pledge Agreement dated as of September 12, 2001, by and between Insightful Corporation and Patrick Schunemann



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